DRAFT 10/14/96

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               STAGE STORES, INC.


                                ARTICLE I - Name

         The name of the corporation is Stage Stores, Inc. (hereinafter referred to as the "Corporation").

                         ARTICLE II - Registered Office

         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

                              ARTICLE III - Purpose

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

                           ARTICLE IV - Capital Stock

         Section A. General. The maximum number of shares of stock that the Corporation is authorized to have outstanding at any one time is 78,002,500 shares consisting of 75,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), 3,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and 2,500 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

         Section B. Common Stock. Except as otherwise provided by the Delaware General Corporation Law, by this Restated Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, the holders of record of Common Stock shall share ratably all dividends in cash, stock or otherwise in such amounts as the board of directors of the Corporation may from time to time determine and, are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the board of directors pursuant to authority expressly vested in it by the provisions of Section D of this
ARTICLE IV. Upon liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock are entitled to receive pro rata, along with the holders of the Class B

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Common Stock, the assets of the Corporation which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

                  (a) The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same of the Corporation's capital stock.

                  (b) No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation whether now or hereafter authorized.

                  (c) Except as otherwise provided by the Delaware General Corporation Law, by this Restated Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

         Section C. Class B Common Stock. Except as otherwise provided by the Delaware General Corporation Law, by this Restated Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, the holders of record of Class B Common Stock shall share ratably all dividends in cash, stock or otherwise in such amounts as the board of directors of the Corporation may from time to time determine and, are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the board of directors pursuant to authority expressly vested in it by the provisions of Section D of this ARTICLE IV. Upon liquidation, dissolution or winding up of the Corporation, the holders of the Class B Common Stock are entitled to receive pro rata, along with the holders of the Common Stock, the assets of the Corporation which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

                  (a) Each holder of record of Class B Common Stock is entitled at any time to convert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Common Stock; provided that no holder of Class B Common Stock is entitled to convert any share or shares of Class B Common Stock to the extent that, as a result of such conversion, such holder or its affiliates would directly or indirectly own, control or have power to vote or dispose of a greater quantity of securities of any kind issued by the Company than such holder and its affiliates are permitted to own, control or have power to vote or dispose of under any law or under any regulation, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates.

                  (b) Each conversion of shares of Class B Common Stock into shares of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be

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converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Class B Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common Stock represented by such certificate or certificates into Common Stock and that upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote or dispose of a greater quantity of securities of any kind issued by the Corporation than such holders and its affiliates are permitted to own, control or have the power to vote or dispose of under any applicable law, regulation, rule or other governmental requirement. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (c) Promptly after such surrender and receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates for the Common Stock issuable upon such conversion and (b) a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

                  (d) The issuance of certificates for Common Stock upon conversion of Class B Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock.

                  (e) The Corporation will not close its books against the transfer of Class B Common Stock or of Common Stock issued or issuable upon conversion of Class B Common Stock in any manner which would interfere with the timely conversion of Class B Common Stock.

                  (f) The Class B Common Stock shall not be convertible into, or exchangeable for, other than shares of Common Stock, shares of any other class or classes or of any other series of the same of the Corporation's capital stock.

                  (g) No holder of Class B Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Class B Common Stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation whether now or hereafter authorized.

                  (h) The holders of the Class B Common Stock shall not be entitled to vote on matters submitted to a vote of stockholders, including the election of directors.

         Section D. Preferred Stock. Authority is hereby expressly vested in the board of directors of the Corporation, subject to the provisions of this ARTICLE IV and to the limitations prescribed

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by law, to authorize the issuance from time to time of one or more series of
Preferred Stock. The authority of the board of directors with respect to each series shall include, but not be limited to, the determination or fixing of the following by resolution or resolutions adopted by the affirmative vote of the majority of the total number of the directors then in office:

                  (a)      The designation of such series;

                  (b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation's capital stock, and whether such dividends shall be cumulative or non-cumulative;

                  (c) Whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of any other corporation, by the Corporation or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices, rates, adjustments and other terms and conditions of such redemptions;

                  (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

                  (e) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same class of the Corporation's capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

                  (f) The restrictions, if any, on the issue or reissue of any additional Preferred Stock;

                  (g) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                  (h) The provisions as to voting, optional and/or other special rights and preferences, if any, including, without limitation, the right to elect one or more directors.

         Section E.   Recapitalization

                  (a) Stock Split. Immediately upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each share of Common Stock outstanding at the Effective Time shall be, without further action by the Corporation or the holder thereof, changed and converted into a number of shares of Common Stock equal to the number determined by multiplying each outstanding share of Common Stock by
 .94727 (the "Stock Split"). Each certificate then outstanding representing shares of Common Stock shall

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automatically represent from and after the Effective Time that number of shares of Common Stock equal to the number of shares shown on the face of the certificate multiplied by .94727.

                  (b) Fractional Shares. In the event that the Stock Split would result in any holder of shares of Common Stock holding a share of Common Stock that is not an integral multiple of one, the effect of the Stock Split shall be such that the shares of Common Stock issued as a result of the Stock Split shall be the integral multiple of one closest to the product of the stock split ratio
 .94727 and the number of shares of Common Stock held by such holder, with fractions of 0.50 or greater being rounded up to the next integral multiple of one and fractions less than 0.50 being rounded down to the next lower integral multiple of one.

                              ARTICLE V - Existence

         The Corporation is to have a perpetual existence.

                     ARTICLE VI - Stockholders and Directors

         Section A. Stockholders Action. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide. Subject to the rights of any series of Preferred Stock, from and after the date on which the Common Stock of the Corporation is registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), (i) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected in lieu thereof by any consent in writing by such stockholders, (ii) special meetings of the stockholders of the Corporation may be called only by either the board of directors pursuant to a resolution adopted by the affirmative vote of the majority number of the total number of directors then in office or by the chief executive officer of the Corporation, (iii) special meetings of the stockholders cannot be called by the stockholders of the Corporation, and (iv) advance notice of stockholder nominations of persons for election to the Board of Directors of the Corporation and of business to be brought before any annual meeting of the stockholders by the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

         Section B. Number of Directors and Term of Office. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors of the Corporation shall be such number as shall be fixed by resolution adopted by the affirmative vote of the majority of the total number of directors then in office. Each director shall be elected at each annual meeting of stockholders and shall hold such office until the next annual meeting of stockholders and until his successor shall be elected and qualified.

         Section C. Removal and Resignation. No director may be removed from office without cause and without the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of

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directors; provided, however, that if the holders of any class or series of capital stock are entitled to vote by the provisions of this Restated Certificate of Incorporation (it being understood that any references to this Restated Certificate of Incorporation shall include any duly authorized certificate of designation) to elect one or more directors, such director or directors so elected may be removed without cause only by the vote of the holders of a majority of the outstanding shares of that class or series entitled to vote. Any director may resign at any time upon written notice to the Corporation.

         Section D. Vacancies and Newly Created Directorships. Subject to any rights of the holders of any series of Preferred Stock to fill such newly created directorships or vacancies, any newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall, unless provided by law or by resolution approved by the majority of the total number of directors then in office, be filled only by resolution approved by the affirmative vote of the majority of the total number of directors then in office, and any director so chosen shall hold office until the next annual meeting of stockholders and until his successor shall have been duly elected and qualified, unless he shall resign, die, become disqualified or be removed for cause.




                        ARTICLE VII - General Provisions

         Section A. Dividends. The board of directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other purpose or purposes, and to abolish or add to any such reserve or reserves from time to time as said board may deem to be in the interest of the Corporation; and said board shall likewise have power to determine in its discretion, except as herein otherwise provided, what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared in dividends and paid to the stockholders of the Corporation.

         Section B. Issuance of Stock. The shares of all classes of stock of the Corporation may be issued by the Corporation from time to time for such consideration as from time to time may be fixed by the board of directors of the Corporation, provided that shares having a par value shall not be issued for a consideration less than such par value, as determined by the board. At any time, or from time to time, the Corporation may grant rights or options to purchase from the Corporation any shares of its stock of any class or classes to run for such period of time, for such consideration, upon such terms and conditions, and in such form as the board of directors may determine. The board of directors shall have authority, as provided by law, to determine that only a part of the consideration which shall be received by the Corporation for the shares of its stock issued shall be shares having a par value, the amount of the part of such consideration so determined to be capital shall be equal to the aggregate par value of such shares. The excess, if any, at any time, of the total net assets of the Corporation over the amount so determined to be capital, as aforesaid, shall be surplus. All classes of stock of the Corporation shall be and remain at all times nonassessable.

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         The board of directors is hereby expressly authorized, in its discretion, in connection with the issuance of any obligations or stock of the Corporation (but without intending hereby to limit its general power so to do in other cases), to grant rights or options to purchase stock of the Corporation of any class upon such terms and during such period as the board of directors shall determine, and to cause such rights to be evidenced by such warrants or other instruments as it may deem advisable.

         Section C. Inspection of Books and Records. The board of directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the board of directors or of the stockholders of the Corporation.

         Section D. Location of Meetings, Books and Records. Except as otherwise provided in the by-laws, the stockholders of the Corporation and the board of directors may hold their meetings and have an office or offices outside of the State of Delaware, and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors.

                            ARTICLE VIII - Amendments

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, ARTICLE IX, ARTICLE XI and this
ARTICLE VIII of this Restated Certificate of Incorporation shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on such alteration, amendment or repeal.

                             ARTICLE IX - Liability

         Section A.   Limitation of Liability.

                  (a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation's by-laws, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.


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                  (b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         Section B. Right to Indemnification. Each person who was or is made party or is threatened to be made a part to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide for broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section C of this ARTICLE IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section B of ARTICLE IX shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advance of expenses"); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officer.

         Section C. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section B of this ARTICLE IX shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days) upon the written request of the director or officer. If a determination by the Corporation that

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the director or officer is entitled to indemnification pursuant to this ARTICLE
IX is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this ARTICLE IX shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section B of this ARTICLE IX, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section B of this ARTICLE IX shall be the same procedure set forth in this Section C for directors or officers, unless otherwise set forth in the action of the board of directors providing for indemnification for such employee or agent.

         Section D. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

         Section E. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another Corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (hereinafter a "subsidiary" for this ARTICLE IX) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

         Section F. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be

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conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE IX in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE IX shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

         Section G. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         Section H. Merger or Consolidation. For purposes of this ARTICLE IX, references to "the Corporation" shall include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.


                        ARTICLE X - Business Combinations

                  The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law. Notwithstanding the terms of Section 203 of the Delaware General Corporation Law, Bain Venture Capital IV, L.P. and its affiliates (the "Bain Entities") shall not be deemed at any time and without regard to percentage of voting stock of the Corporation owned by the Bain Entities to be an "interested stockholder" as such term is defined in Section 203(c)5 of the Delaware General Corporation Law.



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                        ARTICLE XI - Fair Price Provision

         Section A. Required Vote for Certain Business Combinations. In addition to any affirmative vote required by law or by this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section B of this
ARTICLE XI:

                  (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as herein defined) or (ii) any other corporation or entity (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defied) of any Interested Stockholder; or

                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or

                  (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

                  (d) the adoption of any plan or proposal for the liquidation, dissolution or winding up of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                  (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require, subject to Section B of this ARTICLE XI, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding Voting Stock (as hereinafter defined), voting together as a single class at a duly constituted meeting of stockholders called expressly for such purpose. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

         Section B. Definition of "Business Combination." The term "Business Combination" as used in this ARTICLE XI shall mean any transaction which is referred to in any one or more of clauses (a) through (e) of Section A of
ARTICLE XI; provided, however, that the term "Business

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Combination" shall not include any transaction which occurs on or prior to the date of the closing of the initial public offering of the Common Stock of the Corporation.

         Section C. Conditions to be Satisfied. The provisions of Section A of this ARTICLE XI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provisions of this Restated Certificate of Incorporation, if all of the conditions specified in any of the following Paragraphs (a), (b) or (c) are met:

                  (a) The Business Combination shall have been approved by the affirmative vote of 70% of the Continuing Directors then in office.

                  (b)      All of the following conditions shall have been met:

                           (i) aggregate amount of the cash and the Fair Market
                  Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                                    (A) (if applicable) the highest per share
                           price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to and including the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                                    (B) the Fair Market Value per share of
                           Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this ARTICLE XI as the "Determination Date"), whichever is higher.

                                    (C) The aggregate amount of the cash and the
                           Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this Paragraph 2(ii) shall be required to be met with respect to every other class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                                    (D) (if applicable) the highest per share
                           price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to and including the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                                    (E) (if applicable) the highest preferential
                           amount per share which the holders of shares of such class of Voting Stock are entitled to receive from the corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

                                    (F) the Fair Market Value per share of such
                           class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                           (ii) The consideration to be received by holders of a
                  particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such a class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by such Interested Stockholder.

                           (iii) After such Interested Stockholder has become an
                  Interested Stockholder and prior to the consummation of such Business Combination: (a) there shall have been (1) no failure to declare and pay at regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of Preferred Stock, except as approved by the affirmative vote of a majority of the Continuing Directors;
                  (2) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of the majority of the Continuing Directors; and (3) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                           (iv) After such Interested Stockholder has become an
                  Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise, unless such transaction shall have been approved or ratified by the affirmative vote of a majority of the Continuing Directors after such person shall have become an Interested Stockholder.

                           (v) A proxy or information statement describing the
                  proposed Business Combination and complying with the requirements of the 1934 Act and the rules and regulations thereunder (or any subsequent provisions replacing such 1934 Act, rules and regulations) shall be mailed to public stockholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such 1934 Act, rules or regulations or subsequent provisions thereof).

         (c) Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

         Section C.   Certain Definitions.  For the purposes of this ARTICLE XI:

                  (a) A "person" shall mean an individual, a Group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, a business trust, a government or political subdivision, any unincorporated organization, or any other association or entity.

                  (b) "Interested Stockholder" shall mean any person who or which:

                           (i) is the beneficial owner, directly or indirectly,
                  of 15% or more of the voting power of the then outstanding shares of Voting Stock; or

                           (ii) is an Affiliate of the Corporation and at any
                  time within the two-year period immediately prior to and including the date in question was the beneficial owner, directly or indirectly, of 15% or more of the voting power of the then outstanding shares of Voting Stock; or

                           (iii) is an assignee of or has otherwise succeeded to
                  the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to and including the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 (or any subsequent provisions replacing such Act or the rules and regulations promulgated thereunder) and such Assignment or succession was not approved by a majority of the Continuing Directors; provided, however, that the term "Interested Stockholder" shall not include (1) the Corporation; (2) any Subsidiary of the Corporation; (3) any person, directly or indirectly, owning of the record or beneficially 100% of the issued and outstanding capital stock of the Corporation (other than directors' qualifying shares, if any); (4) any employee benefit plan or compensation arrangement of the Corporation or any Subsidiary of the Corporation; (5) any person holding shares of Voting Stock organized, appointed or established by the Corporation or any Subsidiary for or pursuant to the terms of any such employee benefit plan or compensation arrangement; or (6) any Grandfathered Person unless such Grandfathered Person becomes, after the closing of the initial public offering of shares of Common Stock of the Corporation, the beneficial owner of more than the Grandfathered Percentage of the Voting Stock then outstanding.

Notwithstanding the foregoing, no person shall become an "Interested Stockholder" as the result of an acquisition of Voting Stock by the Corporation which, by reducing the number of shares outstanding, increase the proportionate number of shares beneficially owned by such person to 15% (or, if applicable, the Grandfathered Percentage with respect to such person) or more of the voting power of the then outstanding shares of Voting Stock; provided, however, that if a person shall become the beneficial owner of 15% (or, if applicable, the Grandfathered Percentage with respect to such person) or more of the voting power of the then outstanding shares of Voting Stock by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the beneficial owner of any additional shares of Voting Stock of the Corporation (other than any shares of Voting Stock issued to such person as a result of a stock dividend, stock split, reclassification, recapitalization, or other similar transaction involving the issuance of shares of Voting Stock on a pro rata basis to all holders of Voting Stock), then such person shall be deemed to be an "Interested Stockholder" if immediately thereafter the voting power of the shares of Voting Stock beneficially owned by such person equals or exceeds 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage with respect to such person) or more of the voting power of all of the shares of Voting Stock then outstanding.

                  (c) A person shall be deemed the "beneficial owner" of, and shall be deemed to beneficially own, any Voting Stock:

                  (i) which such person or any of such person's Affiliates or Associates, directly or indirectly beneficially owns (as determined pursuant to Rule 13d-3 of the Rules and Regulations promulgated by the Securities and Exchange Commission under the 1934 Act);

                  (ii) which such person or any of its Affiliates or Associates, directly or indirectly, has or shares with respect to the Voting Stock
         (1) the right to acquire, or direct the acquisition of such voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the "beneficial owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (2) the right to vote, or to direct the voting of, such Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (provided that a person shall not be deemed to be the beneficial owner of any securities if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Rules and Regulations promulgated under the 1934 Act and is not also then reportable by such person on Schedule 13D under the 1934 Act (or any comparable or successor report)), or (3) the right to dispose of, or to direct the disposition of, such Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities); or

                  (iii) which is beneficially owned, directly or indirectly, by any other person (or any Affiliate or Associate thereof) with which such person or any of such person's Affiliates or Associates has any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in Clause 3(ii)(2) above) or disposing of any shares of Voting Stock;

provided, however, that (1) no person engaged in business as an underwriter of securities shall be deemed the beneficial owner of any securities acquired through such person's participation as an underwriter in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition and (2) no person who is a director or an officer of the Corporation shall be deemed, solely as a result of his or her position as director or officer of the Corporation, the beneficial owner of any securities of the Corporation that are beneficially owned by any other director or officer of the Corporation.

                  (d) Notwithstanding anything in the definition of beneficial owner to the contrary, the phrase "then outstanding," when used with reference to a person's beneficial ownership of securities of the Corporation, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially hereunder.

                  (e) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the 1934 Act (or any subsequent provisions replacing the 1934 Act or the rules and regulations promulgated thereunder); provided, however, that no person who is a director or officer of the Corporation shall be deemed an Affiliate or an Associate of any other director or officer of the Corporation solely as a result of his or her position as a director or officer of the Corporation.

                  (f) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph (b) of this Section D, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                  (g) "Continuing Director" means (i) any member of the Board of Directors of the Corporation who is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and (ii) any person who subsequently becomes a member of the Corporation's Board of Directors who is not an Associate or Affiliate of an Interested Stockholder and is recommended or approved by the affirmative vote of a majority of the Continuing Directors.

                  (h)      "Fair Market Value" means:

                  (i) in the case of stock, the highest closing sale price during the 30-day period immediately prior to and including the date in question of a share of such stock on the principal United States securities exchange registered under the 1934 Act (or any subsequent provisions replacing such Act or the rules and regulations promulgated thereunder) on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately prior to and including the date in question on the National Association of Securities Dealers Automated Quotation System or any comparable system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the affirmative vote of a majority of the Continuing Directors of the Board of Directors in good faith; and

                  (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by an affirmative vote of a majority of the Continuing Directors of the Board of Directors in good faith.

                  (i) "Group Acting in Concert" shall mean persons seeking to combine or pool their voting or other interests in the securities of the Corporation for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written, oral or otherwise, or any "group of persons" as defined under Section 13(d) of the 1934 Act (or any subsequent provisions replacing the 1934 Act or the rules and regulations promulgated thereunder). When persons act together for any such purpose, their group is deemed to have acquired their stock.

                  (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (i) and (ii) of Section C of this ARTICLE XI shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                  (k) "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled, at the time, to vote generally in the election of directors.

                  (l) "Grandfathered Percentage" shall mean, with respect to any Grandfathered Person, the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns as of the close of business on the date of the closing of the initial public offering of shares of Common Stock of the Corporation plus an additional five (5) percentage points; provided, however, than in the event the underwriters exercise their over-allotment option in connection with the initial public offering of shares of Common Stock, the Grandfathered Percentage shall, from and after the closing of such over-allotment option, mean, with respect to any Grandfathered Person, the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns as of the close of business on the date of the closing of the over-allotment option plus an additional five (5) percentage points; and provided, further, that, in the event any Grandfathered Person shall sell, transfer, or otherwise dispose of any outstanding shares of Voting Stock after the close of business on the date of the closing of the initial public offering of the Corporation's Common Stock, the Grandfathered Percentage shall, subsequent to such sale, transfer or disposition, mean, with respect to such Grandfathered Person, the lesser of (1) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, or disposition or (2) the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns immediately following such sale, transfer or disposition plus an additional five (5) percentage points.

                  (m) "Grandfathered Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is, as of the close of business on the date of the closing of the initial public offering of shares of Common Stock of the Corporation, the beneficial owner of 15% or more of the voting power of the then outstanding Voting Stock at such time. Any Grandfathered Person who becomes, after the close of business on the date of the initial public offering of shares of Common Stock of the Corporation, the beneficial owner of less than 15% of the voting power of the then outstanding shares of Voting Stock shall cease to be a Grandfathered Person.

                  (n) The term "voting power" shall mean, with respect to each outstanding share of capital stock of the Corporation, the number of votes which a holder of such share shall be entitled, at the time, to vote generally in the election of directors.

         Section D. Powers of the Board of Directors. A majority of the directors of the Corporation, unless there is an Interested Stockholder, in which case a majority of the Continuing Directors then in office, shall have the power to determine for the purposes of this ARTICLE XI, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number or percentage of shares of Voting Stock or other equity securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of, or is affiliated or associated with, another person, (iv) whether the assets of which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more, (v) whether the requirements of Section C of this ARTICLE XI have been met with respect to any Business Combination, and (vi) any other matters of interpretation arising under this ARTICLE XI. The good faith determination by the affirmative vote of 70% of the directors or, if there is an Interested Stockholder, by the affirmative vote of a majority of the Continuing Directors then in office, on such matters shall be conclusive and binding for all purposes of this ARTICLE XI.

         Section E. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this ARTICLE XI shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.